Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Legend Mining Inc.,  of our report dated February 16, 2010 on our audit of the financial statements of Legend Mining Inc. as of March 31, 2009, and since inception on July 1, 2007 through March 31, 2008, since inception on July 1, 2007 through March 31, 2009, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2009, and since inception on July 1, 2007 through March 31, 2008, since inception on July 1, 2007 through March 31, 2009 and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
February 16, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351